Filed pursuant to 424(b)(3)
Registration No. 333-139504

SUPPLEMENT NO. 1

DATED AUGUST 6, 2007

TO THE PROSPECTUS DATED AUGUST 1, 2007

OF INLAND AMERICAN REAL ESTATE TRUST, INC.

This Supplement No. 1 supplements our prospectus dated August 1, 2007 and updates certain information in the prospectus section entitled “Compensation Table,” as described below.  You should read this Supplement No. 1 together with our prospectus dated August 1, 2007.

Status of the Offering

On August 1, 2007, we commenced this “best efforts” public offering of up to $5,380,000,000 in shares of our common stock. We are offering 500,000,000 shares of our common stock in our primary offering at $10.00 per share, and 40,000,000 additional shares at $9.50 per share under our distribution reinvestment plan. We are offering our shares pursuant to a registration statement on Form S-11, which has been declared effective by the Securities and Exchange Commission as well as by each state or other blue sky jurisdiction.

Compensation Table

This subsection modifies the discussion contained in the prospectus under the heading “Compensation Table — Nonsubordinated Payments,” which begins on page 48 of the prospectus, and all similar discussions appearing throughout the prospectus.

OTHER OPERATIONAL EXPENSES
Type of Compensation and Recipient	Method of Compensation	Estimated Amount
We pay Inland Investment Advisors, Inc. a monthly fee for providing investment advisory services in connection with our investments in marketable securities.

We pay annual fees totaling 1% of the first $10 million of marketable securities under management, 0.90% of marketable securities from $10 million to $25 million, 0.80% of marketable securities from $25 million to $50 million and 0.75% of the remaining balance.  In addition, the total annual fees paid to Inland Investment Advisors plus the annual business management fee paid to our Business Manager will not exceed the amounts we may pay as the annual business management fee.

The actual amount depends on the total amount of marketable securities under management and cannot be determined at this time.